ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact:	Victor M. Perez, CFO 713-369-0550

ALLIS-CHALMERS ENERGY REPORTS
FIRST QUARTER 2010 RESULTS

HOUSTON, TEXAS, May 5, 2010 - Allis-Chalmers Energy Inc. (NYSE: ALY) today reported a net loss attributed to common stockholders for the first quarter of 2010 of $10.2 million, or $0.14 per diluted share, compared to a net loss of $2.6 million, or $0.07 per diluted share in the first quarter of 2009.  Results for the first quarter of 2010 include a pre-tax non-cash loss of $1.5 million on the sale of an investment in a private oil and gas company that was assumed as part of an acquisition in 2006.

Revenues for the first quarter of 2010 decreased 3.3% to $140.4 million compared to $145.1 million for the first quarter of 2009.  The $4.7 million decrease in revenues for the first quarter of 2010 compared to the first quarter of 2009 was due to the decrease in revenues in the Oilfield Services and Rental Services segments.  Income from operations for the first quarter of 2010 decreased to a loss from operations of $752,000 compared to income from operations of $7.8 million for the first quarter of 2009.  The decrease in operating income and net income in the first quarter of 2010 as compared to the first quarter of 2009 was principally due to the decrease in Rental Services segment revenues and increased labor and other costs in Argentina and Brazil in the Drilling and Completion segment. Operating results and net income were also impacted by a shift in the company’s revenue mix.  For the first quarter of 2010, the higher margin Rental Services segment comprised only 8.7% of revenues, compared to 14.8% of revenues in the first quarter of 2009.  Drilling and Completion results for the first quarter of 2010 do not fully reflect the benefit of price increases in Argentina, which were effective February 1, 2010.

Adjusted EBITDA was $22.0 million for the first quarter of 2010, compared to $29.7 million for the first quarter of 2009.  EBITDA and Adjusted EBITDA are non-GAAP financial measures that are not necessarily comparable from one company to another and additional information and discussion regarding EBITDA and Adjusted EBITDA are provided later in this release.

The income tax benefit as a percentage of our net loss before income taxes decreased to 27.1% for the first quarter of 2010 compared to 52.8% for the first quarter of 2009.  This decrease was due to: (1) an unusually low tax rate in our profitable foreign operations in the first quarter of 2009 due to foreign currency exchange rates and, (2) an increase in withholding taxes from foreign operations as a percentage of pre-tax income in the first quarter of 2010.  The consolidated effective tax rate, or income tax benefit rate, is impacted by the profitability and effective tax rate of our operations in foreign jurisdictions.

Weighted average shares of common stock outstanding on a diluted basis increased to 71.0 million for the first quarter of 2010 compared to 35.2 million for the first quarter of 2009.

Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer, stated, “Our total revenues have increased sequentially in each of the past three quarters and, in the first quarter of 2010, we saw increases in revenues in each of our business segments.  Domestically, our Oilfield Services segment benefitted from the cost reduction steps we implemented in 2009.  We also successfully redeployed additional resources to the most attractive growth areas, and have increased pricing and equipment utilization for certain of our business lines.  The recent softness in natural gas prices, however, has limited our ability to aggressively push prices across the board.  Revenues for our Rental Services segment increased sequentially by 20.5%, compared to the fourth quarter of 2009, due to our focus on providing the highest quality equipment for the onshore unconventional gas markets.  We have seen improvement in pricing and utilization domestically and we have also redeployed rental equipment to Brazil, Colombia, Egypt, and Saudi Arabia.  By mid-year we expect to have Rental Services facilities in Pennsylvania to serve the Marcellus shale activity, and in Macae, Brazil, to serve the offshore market with our large diameter drill pipe and patented deepwater landing string system.”

Mr. Hidayatallah continued, “Our Drilling and Completion segment revenues and income from operations increased compared to the fourth quarter of 2009 due to increased rig utilization in Argentina and Bolivia and the price increases we implemented effective February 1 in Argentina.  We now have three large drilling rigs working in Bolivia.  In the first quarter we completed the refurbishment and upgrade of a 3000hp rig which began a contract in Bolivia on February 1, with a third rig working as of April 2010.”

Mr. Hidayatallah concluded, “Our strategy is to focus on the growth opportunities in the U.S. land shale plays with new equipment and an emphasis on technology and service.  We also plan to continue to expand our offering of services internationally not only through our existing operations in Latin America, but also into new markets.  Our approximate 60/40 international versus domestic revenue split provides us with geographic balance and also opportunities for growth.”

Segment Results for First Quarter 2010

•
Oilfield Services.   Revenues for our Oilfield Services segment were $39.6 million for the three months ended March 31, 2010; a decrease of 10.8% compared to $44.5 million in revenues for the three months ended March 31, 2009 due to decreased utilization and pricing compared to the first quarter of 2009.  While revenues in the first quarter of 2010 decreased by $4.8 million compared to the first quarter of 2009, the loss from operations increased by only $0.3 million, to $1.5 million from $1.2 million, due to cost reduction steps, most of which took effect after the first quarter of 2009, and due to improved pricing and utilization of our coiled tubing assets.  Depreciation and amortization expense for the Oilfield Services segment increased by $0.5 million, or 6.8%, in the first quarter of 2010 compared to the first quarter of the previous year.

•
Drilling and Completion.   Revenues for the quarter ended March 31, 2010 for the Drilling and Completion segment increased $9.4 million, or 11.8%, to $88.5 million, compared to revenues of $79.1 million for the quarter ended March 31, 2009, due to improved rig rates in Argentina and Bolivia, which was partially offset by decreased rig utilization in Brazil.  Income from operations, however, decreased to $5.5 million in the first quarter of 2010 compared to $8.5 million in the first quarter of 2009.  This reduction in income from operations was due to: (1) increased labor and other costs in Argentina and Brazil; (2) the strengthening of the Brazilian Real by approximately 22% versus the U.S. Dollar which resulted in increases in costs without a corresponding increase in revenues, as the majority of Brazilian revenues are denominated in U.S. Dollars; and (3) an increase of $1.1 million, or 20.4% in depreciation and amortization.  The results for the first quarter of 2010 do not reflect the full benefit of price increases in Argentina, which were effective as of February 1, 2010, nor the commencement of two new rig contracts in Bolivia in February and April of 2010.

•
Rental Services.  Revenues for the quarter ended March 31, 2010 for the Rental Services segment were $12.2 million, a decrease from $21.5 million in revenues for the quarter ended March 31, 2009.  The loss from operations was $0.9 million in the first quarter of 2010 compared to income from operations of $3.9 million in the first quarter of 2009.  Our Rental Services segment revenues and operating income for the first quarter of 2010 decreased compared to the prior year due to the decrease in utilization and pricing of our rental equipment.  While utilization and pricing have increased for rental assets serving the U.S. land shale plays, overall utilization and pricing are not at levels they were at the beginning of 2009.  Depreciation and amortization expense for our Rental Services segment decreased to $7.1 million in the first quarter of 2010 compared to $7.9 million in the first quarter of 2009.

Conference Call

Allis-Chalmers has scheduled a conference call to be held on Wednesday, May 5, 2010 at 11:00 am Eastern time, 10:00 am Central time.  The call will be web cast live on the Internet through the Investor Relations page on the Allis-Chalmers’ website.  To participate by telephone, call (888) 771-4350 domestically or (847) 585-4343 internationally ten minutes prior to the start time.  The confirmation number is 26929854.  Participants may pre-register for the call at the following link and will be issued a new phone number and a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

https://www.conferenceplus.com/confcenter/PinCode/Pin_Code.aspx?100185&o=ULQRfKMjFRgMwP

A telephonic replay will be available through May 12, 2010 and may be accessed by calling (888) 843-8996 domestically or (630) 652-3044 internationally, and using the passcode 9337054#.  The call will be available for replay through Allis-Chalmers’ website.

About Allis-Chalmers

Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield services company.  Allis-Chalmers provides services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, Arkansas, Pennsylvania, Oklahoma, New Mexico, offshore in the Gulf of Mexico, and internationally, primarily in Argentina, Brazil, Mexico and Bolivia. Allis-Chalmers provides directional drilling services, casing and tubing services, underbalanced drilling, production and workover services with coiled tubing units, rental of drill pipe and blow-out prevention equipment, and international drilling and workover services.  For more information, visit our website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.

Forward-Looking Statements

This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers' business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.

Although forward-looking statements in this press release reflect the good faith judgment of our management, such statements can only be based on facts and factors that our management currently knows. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation.

Further information about the risks and uncertainties that may affect our business are set forth in our most recent filings on Form 10-K (including without limitation in the "Risk Factors" section) and in our other SEC filings and publicly available documents.  We urge readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.

Use of EBITDA and Adjusted EBITDA & Regulation G Reconciliation

This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization.  Allis-Chalmers defines EBITDA accordingly for the purposes of this press release.  We also utilize Adjusted EBITDA as a supplemental financial measurement in the evaluation of our business.  We have defined Adjusted EBITDA for the purposes of this press release to mean EBITDA plus stock compensation expense.  However, EBITDA and Adjusted EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other Income or cash flow statement data prepared in accordance with GAAP.  However, we believe EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

•
are widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•
help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results; and

•
are used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation, and to assess compliance in financial ratios.

There are significant limitations to using EBITDA and Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies.  Reconciliations of these financial measures to net income, the most directly comparable GAAP financial measure, are provided in the table below.

Reconciliation of EBITDA and Adjusted EBITDA to GAAP Net Income
($ in millions)

	For the Three Months Ended
	03/31/10	03/31/09
Net Income	(9.5)	(2.6)
Depreciation and amortization	21.3	20.6
Interest expense, net	10.8	13.5
Income taxes (benefit)	(3.5)	(2.9)
EBITDA	$19.1	$28.6
Stock compensation expense (non-cash)	1.4	1.1
Loss on sale of investment	1.5	-
Adjusted EBITDA	$22.0	$29.7

ALLIS-CHALMERS ENERGY INC
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended March 31,
	2010	2009

Revenues	$140,370	$145,103

Operating costs and expenses
Direct costs	107,715	103,134
Depreciation and amortization	21,344	20,558
Selling, general and administrative expenses	12,063	13,640
Total operating cost and expenses	141,122	137,332

Income (loss) from operations	(752)	7,771

Other income (expense)
Interest expense	(10,956)	(13,507)
Interest income	155	5
Other	(1,515)	217
Total other income (expense)	(12,316)	(13,285)

Net loss before income taxes	(13,068)	(5,514)

Income tax benefit	3,537	2,909

Net loss	(9,531)	(2,605)

Preferred stock dividend	(637)	-

Net loss attributed to common stockholders	$(10,168)	$(2,605)

Net loss per common share:
Basic	$(0.14)	$(0.07)
Diluted	$(0.14)	$(0.07)

Weighted average shares outstanding:
Basic	71,028	35,206
Diluted	71,028	35,206

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS

Cash and cash equivalents	$23,745	$41,072
Trade receivables, net	114,072	105,059
Inventories	34,609	34,528
Deferred income tax asset	3,605	3,790
Prepaid expenses and other	11,969	13,799
Total current assets	188,000	198,248

Property and equipment, net	736,622	746,478
Goodwill	40,639	40,639
Other intangible assets, net	31,493	32,649
Debt issuance costs, net	9,183	9,545
Deferred income tax asset	28,441	22,047
Other assets	33,086	31,014

Total assets	$1,067,464	$1,080,620

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$16,279	$17,027
Trade accounts payable	43,551	34,839
Accrued salaries, benefits and payroll taxes	21,684	22,854
Accrued interest	6,382	15,821
Accrued expenses	20,834	21,918
Total current liabilities	108,730	112,459

Deferred income tax liability	8,220	8,166
Long-term debt, net of current maturities	474,753	475,206
Other long-term liabilities	906	1,142
Total liabilities	592,609	596,973

Commitments and Contingencies

Stockholders' Equity
Preferred stock	34,183	34,183
Common stock	721	714
Capital in excess of par value	424,192	422,823
Retained earnings	15,759	25,927
Total stockholders' equity	474,855	483,647

Total liabilities and stockholders' equity	$1,067,464	$1,080,620

ALLIS-CHALMERS ENERGY INC.
SEGMENT INFORMATION
(unaudited)

	For the Three Months Ended March 31,
	2010	2009
Revenue
Oilfield Services	$39,635	$44,450
Drilling and Completion	88,500	79,146
Rental Services	12,235	21,507
	$140,370	$145,103

Operating income (loss)
Oilfield Services	$(1,548)	$(1,213)
Drilling and Completion	5,462	8,509
Rental Services	(910)	3,948
General corporate	(3,756)	(3,473)
	$(752)	$7,771

Depreciation and amortization
Oilfield Services	$7,814	$7,315
Drilling and Completion	6,328	5,257
Rental Services	7,138	7,904
General corporate	64	82
	$21,344	$20,558

Capital expenditures
Oilfield Services	$4,063	$4,032
Drilling and Completion	5,741	4,639
Rental Services	1,901	5,256
General corporate	53	31
	$11,758	$13,958